Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HMN Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-8828, 33-94388, 33-94386, 33-64232, and 333-158893) on Form S-8 and (No. 333-156883) of Form S-3 of HMN Financial, Inc. of our report dated March 11, 2014, with respect to the consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, which report is incorporated by reference in the December 31, 2013 annual report on Form 10-K of HMN Financial, Inc.

(signed) KPMG LLP

Minneapolis, Minnesota
March 11, 2016